Exhibit 4.6a
                                                                    ------------


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), dated as of July 26, 2001, by and between MAXCOR FINANCIAL GROUP INC., a Delaware corporation formerly known as Financial Services Acquisition Corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Rights Agent (the "Rights Agent"). This Amendment amends the Rights Agreement (the "Rights Agreement"), dated as of December 6, 1996, by and between the Company and the Rights Agent. Capitalized terms used in this Amendment without definition shall have the meanings ascribed to such terms in the Rights Agreement.


                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Section 27 of the Rights Agreement provides, among other things, that the Company may, prior to the Distribution Date, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock in accordance with the provisions of said
Section 27;

         WHEREAS, no Distribution Date has as yet occurred and, in accordance with Section 27 of the Rights Agreement, an officer of the Company has delivered a certificate as to the compliance of this Amendment with said Section 27; and

         WHEREAS, the Company, by resolution duly approved and adopted by its Board of Directors, deems it in the best interests of the Company and its stockholders to amend the Rights Agreement to change the definition of the term "Acquiring Person" contained therein so as to permit the Company's Chief Executive Officer (who has, as a result of stock repurchases made by the Company through the date of this Amendment become the Beneficial Owner of more than 15% of the shares of Common Stock currently outstanding) the flexibility to acquire beneficial ownership of additional shares of Common Stock representing up to 5% of the shares of Common Stock currently outstanding without becoming an Acquiring Person, instead of the limitation of up to 1% of the shares of Common Stock currently outstanding that would apply in the absence of this Amendment;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Rights Agreement, the parties hereto, intending to be legally bound, agree as follows:

         1. The words "any Person who, as of the date hereof," which appear at the beginning of clause (v) of Section 1(a) of the Rights Agreement (in the definition of "Acquiring Person"), are hereby replaced by the word "any Person, who, either as of the date hereof or as of July 12, 2001,".

         2. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

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         3.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE
             WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE APPLY UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

         4. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

         5. This Amendment shall be effective as of the date hereof and, subject to the changes effected hereby, the Rights Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

                                     MAXCOR FINANCIAL GROUP INC.



                                     By: /s/ KEITH E. REIHL
                                         -------------------------------
                                         Keith E. Reihl
                                         Chief Financial Officer


                                     CONTINENTAL STOCK TRANSFER
                                     & TRUST COMPANY



                                     By: /s/ WILLIAM F. SEEGRABER
                                         -------------------------------
                                         William F. Seegraber
                                         Vice President


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